Exhibit 10.3

December 26, 2015

CONFIDENTIAL

Ener-Core, Inc.
9400 Toledo Way

Irvine, CA 92618
Attention: Domonic J. Carney, Chief Financial Officer

Re: Proposed Equity Offering

Dear Mr. Carney:

This letter (the “Agreement”) will confirm the basis upon which Ener-Core, Inc. and/or its successor designation(s) (“Client”) has engaged Northland Securities, Inc. (together with its affiliates, control persons, officers, directors, employees and agents, “Northland”) and Lake Street Capital Markets (together with its affiliates, control persons, officers, directors, employees and agents, “Lake Street”, and together with Northland, the “Bookrunners”) in connection with a private placement of securities of Client (the “Securities”). The Securities are expected to take the form of common stock and may include warrants. The transaction shall be referred to as the “Offering”. ‘Northland Capital Markets’ is the trade name for certain capital markets and investment banking activities of Northland Securities, Inc., member FINRA/SIPC.

The sale of Securities in the Offering shall be made by Client pursuant to an exemption from the registration requirements of the Securities Act of 1933.

1.	Services to be Rendered. Client hereby appoints the Bookrunners to act as Client’s agent in connection with the Offering except for sales to Jeneration. The Bookrunners will use reasonable commercial efforts to offer the Securities, but there is no commitment by the Bookrunners to purchase or sell any of the Securities. Client acknowledges that it, and not the Bookrunners, is ultimately responsible for the successful completion of the Offering. Client acknowledges and agrees that the Bookrunners will be entitled to provide services pursuant to this Agreement, in whole or in part, through any current or future affiliate or co-agent selected by the Bookrunners and references to the Bookrunners shall, where the context so requires, include reference to any such affiliate or co-agent.

2.	Intentionally Omitted.

3.	Client’s Responsibilities, Representations and Warranties. Client and the Bookrunners hereby agree to the following:

(a)	Client represents and warrants that it will, at all times during the term of this Agreement, comply in all material respects with all rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, the rules and regulations promulgated pursuant to Regulation FD (Fair Disclosure) under the Securities Exchange Act of 1934 (“Exchange Act”) relating to the selective disclosure of material nonpublic information.

45 South 7th Street, Suite 2000 ▪ Minneapolis, MN 55402

Tel: (612)851-9500 ▪ Fax: (612)851-5987

(b)	For a period of 90 days from the date of this Agreement, Client will give notice to the Bookrunners of any instance where Client shall sell, contract to sell or otherwise dispose of or issue any securities of Client, except for any securities sold pursuant to agreements entered into in connection with the Offering, pursuant to previously issued options or warrants (or prior commitments to issue options or warrants), any agreements providing for anti-dilution or other stock purchase or share issuance rights in existence on the date hereof or entered into in connection with the Offering, any employee benefit or similar plan of Client in existence on the date hereof or duly adopted hereafter, or any technology license agreement, strategic alliance or joint venture in existence on the date hereof.

(c)	The Bookrunners may rely on any representations, warranties, covenants and opinions made to investors in the Offering as if such representations, warranties, covenants and opinions were made to the Bookrunners.

(d)	The Securities will be offered and sold by Client in compliance with the requirements for the exemption from registration pursuant to Section 5 of the Securities Act of 1933 and with all other federal, state and foreign securities laws and regulations. Client will file appropriate notices with the SEC and with other applicable securities authorities.

(e)	Directly or through the Presentation (as hereinafter defined) and the securities purchase agreement (including the related disclosure schedules) to be entered into with investors in the Offering, Client shall furnish to investors and the Bookrunners all information material to investors under applicable securities laws, which information will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements made not misleading; provided, however, that any statement included in the Presentation that is deemed modified or superseded to the extent that a statement in an Exchange Act report that is subsequently filed modifies or replaces such statement shall not be deemed to constitute a part of the Presentation. The Bookruners will be relying, without assuming responsibility for independent verification, on the accuracy and completeness of all financial and other information that is and will be furnished to investors by Client.

(f)	Client has the requisite power and authority to enter into and perform its obligations under this agreement. The execution and delivery of this agreement by Client and the consummation by Client of the transactions contemplated hereby, including, without limitation, the issuance of the Securities, have been duly authorized by Client’s Board of Directors and no further filing, consent, or authorization is required by Client, its Board of Directors or its stockholders. This agreement has been duly executed and delivered by Client, and constitutes the legal, valid and binding obligations of Client, enforceable against Client in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. Any necessary approvals, governmental and private, will be obtained by Client prior to any closing.

(g)	All non-GAAP financial information included in the Presentation complies with the requirements of Item 10 of Regulation S-K under the Securities Act of 1933. There are no known trends or any known demands, commitments, events or uncertainties that are required to be disclosed by Items 303(a)(1), (2) and (3) of Regulation S-K that have not been so disclosed. SingerLewak LLP and Kelly & Company, which have expressed their opinion with respect to the financial statements of Client and related schedules included in the Presentation, are (i) independent registered public accounting firms within the meaning of the Securities Act of 1933 and the rules and regulations thereunder, and (ii) not in violation of the auditor independence requirements of the Sarbanes-Oxley Act.

(h)	Neither Client nor any of its subsidiaries, nor any or their directors, officers or employees, nor, to Client’s knowledge, any agent, affiliate or representative of Client or its subsidiaries, is an individual or entity that is, or is owned or controlled by an individual or entity that is: (1) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor (2) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan and Syria). Neither Client nor any of its subsidiaries will, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity: (1) to fund or facilitate any activities or business of or with any individual or entity or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (2) in any other manner that will result in a violation of Sanctions by any individual or entity (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise). For the past five years, neither Client nor any of its subsidiaries has knowingly engaged in, and is not now knowingly engaged in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(i)	Any third-party statistical and market-related data included in the Presentation is based on or derived from sources that Client believes to be reliable and accurate in all material respects.

(j)	No forward-looking statement (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act) contained in the Presentation has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

4.	Fees. In consideration for its services hereunder, concurrently with the closing of the Offering, Client shall pay the Bookrunners in cash a fee equal to 5% of the gross proceeds received from the sale of Securities in the Offering. Northland and Lake Street will employ gross fixed economics of the Offering on a 60% Northland and 40% Lake Street basis.

5.	Expenses. In addition to any fees that may be payable to the Bookrunners hereunder pursuant to the provisions of Section 4, above, and regardless of whether any Offering is proposed or consummated, Client hereby agrees, from time to time upon the Bookrunners’ request, to promptly reimburse the Bookrunners for all reasonable third party expenses arising out of the Offering, including but not limited to travel and related expenses, the costs of document preparation, production and distribution such as printing, binding and photocopies, third-party research and database services, and the reasonable fees and disbursements of independent counsel retained by the Bookrunners; provided, however, that no such individual expense (other than legal expenses) shall exceed $2,500 and the aggregate of all of the expenses shall not exceed $30,000, without the prior written consent of Client having been obtained.

6.	Confidentiality; Use of Information. Client acknowledges that this Agreement and all opinions and advice (whether written or oral) given by the Bookrunners to Client in connection with the engagement are intended solely for the benefit and use of Client. Client further acknowledges that neither the terms of this Agreement nor any of the Bookrunners’ opinions or financial advice will be disclosed to any third party, without the prior written consent of the Bookrunners, except as required by law. The Bookrunners agree that any non-public information relating to Client or any potential investor received by the Bookrunners from or at the direction of Client will be used by the Bookrunners solely for the purpose of performing their role and that the Bookrunners will maintain the confidentiality thereof. Notwithstanding the foregoing, the Bookrunners may disclose confidential information hereunder (i) to such of their employees and advisors as the Bookrunners determine have a need to know and who are bound to hold such information confidential, and (ii) to the extent necessary to comply with any order or other action of a court or administrative agency of competent jurisdiction. Client authorizes the Bookrunners to transmit to the prospective purchasers of the securities Client’s publicly filed reports filed under the Exchange Act with the SEC since January 1, 2014, with such exhibits and supplements as may from time to time be required or appropriate (the “Presentation”). Client represents and warrants that the Presentation does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made not misleading; provided, however, that any statement included in the Presentation that is deemed modified or superseded to the extent that a statement in an Exchange Act report that is subsequently filed modifies or replaces such statement shall not be deemed to constitute a part of the Presentation. Client will advise the Bookrunners immediately, in writing, of the occurrence of any event or any other change known to Client which results in the Presentation containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made not misleading.

7.	Due Diligence. It is understood that the Bookrunners’ role in the Offering will be subject to the satisfactory completion of investigation and inquiry into the affairs of Client as the Bookrunners deem appropriate and necessary under the circumstances (“Due Diligence”) and the approval of the Bookrunners’ internal committees. The Bookrunners shall have the right, in their sole discretion, to terminate their involvement in the Offering if the outcome of the Due Diligence is not to their satisfaction or if approval of their internal committees is not obtained (“Early Termination”).

8.	Exclusivity. During the term of this Agreement, Client will not, and will not permit its representatives, to: (i) contact or solicit institutions, corporations or other entities as potential purchasers of the Securities; or (ii) pursue any other placement or offering of the Securities or financing transaction that would be in lieu of the contemplated Offering. Furthermore, Client agrees that, during the term of this Agreement, all inquiries, whether direct or indirect, from prospective investors will be referred to the Bookrunners and will be deemed to have been contacted by the Bookrunners in connection with the Offering.

9.	Term and Termination of Engagement. The term of this Agreement shall extend from the date hereof until February 1, 2016 and will renew upon the mutual consent of the parties on a month-to-month basis thereafter or until earlier termination under this Section 9. The Bookrunners’ engagement hereunder shall terminate prior to expiration upon the earlier to occur of: (i) Early Termination; (ii) the closing of the Offering; or (iii) the earlier termination of this Agreement by either Client or the Bookrunners at any time for any reason, upon 30 days written notice to the other party. In the event this Agreement expires or is terminated prior to the closing of the Offering, the rights and obligations of the parties shall cease except as set forth in Section 6, the following paragraph of Section 9 below and Section 10.

Notwithstanding anything to the contrary herein, in the event this Agreement expires or is terminated or Client terminates its engagement of the Bookrunners prior to the closing of the Offering, Client will reimburse the Bookrunners only for their reasonable out-of-pocket accountable expenses actually incurred, as per Section 5 of this Agreement. The provisions of this Section 9 and of Sections 3(d), 5, 6, 10, 12, 13, 15 and 18 hereof shall survive such termination.

10.	Indemnification; Contribution. In consideration of and as a condition precedent to the Bookrunners undertaking the engagement contemplated by this letter, Client agrees to the indemnification provisions and other matters set forth in Annex I, which is incorporated by reference into this Agreement.

11.	Announcement of Offering. Client and the Bookrunners acknowledge and agree that the Bookrunners, the other agents and their counsel may, subsequent to the closing of an Offering, make public their involvement with Client and utilize without charge Client’s trademarks and logos in publications, press releases and marketing materials relating to publicizing their involvement. The other agents and the Bookrunners’ counsel are third-party beneficiaries of this Section.

12.	Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to the conflicts of law provisions thereof. This agreement contains a predispute arbitration clause. By signing an arbitration agreement, the parties agree as follows:

●	All parties to this agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

●	Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

●	The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

●	The arbitrators do not have to explain the reason(s) for their award.

●	The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

●	The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

●	The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

Any dispute or controversy arising out of this Agreement or regarding the interpretation, application, or breach of this Agreement shall be determined by arbitration conducted in accordance with the rules of the Financial Industry Regulatory Authority as then in effect. Any arbitration award shall be final and binding upon Client and the Bookrunners, and judgment on the award may be entered in any court having jurisdiction. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein. Subject to Section 14 hereof, each party will bear its own costs and attorneys’ fees, and will share equally in the fees and expenses of the arbitrator and the arbitration. The proceedings will be conducted in English. Notwithstanding the foregoing, it is expressly agreed that either party may seek injunctive relief, at any time, in an appropriate court of law or equity to enforce its rights hereunder.

13.	Reliance on Others. Client confirms that it will rely on its own counsel and accountants for legal and accounting advice.

14.	Attorneys’ Fees. In the event of any dispute or litigation or other proceeding between the parties with respect to any provision of this Agreement or arising from the engagement contemplated under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party any and all of the reasonable fees and disbursements of the prevailing party’s attorney to the extent that they relate to such dispute, litigation, or other proceeding.

15.	No Partnership. Client is a sophisticated business enterprise that has retained the Bookrunners for the limited purposes set forth in this Agreement. The parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

16.	Research Matters. By entering into this Agreement or serving as an agent in the Offering, the Bookrunners do not provide any promise, either explicitly or implicitly, of favorable or continued research coverage of Client and Client hereby acknowledges and agrees that the Bookrunners’ selection as an agent for the Offering was in no way conditioned, explicitly or implicitly, on the Bookrunners providing favorable or any research coverage of Client. In accordance with FINRA Rule 2711(e), the parties acknowledge and agree that the Bookrunners have not directly or indirectly offered favorable research, a specific rating or a specific price target, or threatened to change research, a rating or a price target, to Client or inducement for the receipt of business or compensation.

17.	Other Investment Banking Services. Client acknowledges that the Bookrunners and their affiliates and other agents are securities firms engaged in securities trading and brokerage activities and providing investment banking and financial advisory services. In the ordinary course of business, the Bookrunners and their affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in Client’s debt or equity securities, its affiliates or other entities that may be involved in the transactions contemplated by this Agreement. In addition, the Bookrunners and their affiliates may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to Client or the Offering. Client also acknowledges that the Bookrunners and their affiliates have no obligation to use in connection with this engagement or to furnish Client, confidential information obtained from other companies. Furthermore, Client acknowledges that the Bookrunners may have fiduciary or other relationships whereby the Bookrunners or their affiliates may exercise voting power over securities of various persons, which securities may from time to time include securities of Client or others with interests in respect of any Offering. Client acknowledges that the Bookrunners or such affiliates may exercise such powers and otherwise perform its functions in connection with such fiduciary or other relationships without regard to the Bookrunners’ relationship to Client hereunder.

18.	Severability. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein will remain in full force and effect and will in no way be affected, impaired or invalidated.

19.	Intentionally Omitted.

20.	Miscellaneous. Nothing in this Agreement is intended to obligate or commit the Bookrunners to provide any services other than as set forth above. This Agreement may be executed by electronic or facsimile signature and in counterparts, each of which shall be deemed an original, but which together shall be considered a single instrument. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto. Notwithstanding the foregoing, the parties acknowledge and agree that certain letter agreement dated June 10, 2015 remains in full force and effect with the termination date extended until February 28, 2016, which may be extended beyond such date per the terms of such agreement. Neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other party. Client and the Bookrunners represent and warrant that each has the requisite power and authority to enter into and carry out the terms and provisions of this Agreement and that the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound.

[Remainder of page left blank intentionally; signature page follows]

If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the date hereof.

Sincerely,

Northland Securities, Inc.

By:	/s/ Shawn D. Messner
Shawn D. Messner
Head of Energy, Investment Banking

Lake Street Capital Markets

By:	/s/ Thomas C. Cullum Jr.
Name:	Thomas C. Cullum Jr.
Its:	CEO

Accepted and agreed to as of the date first written above:

This agreement contains an arbitration provision in Section 12.

Ener-Core, Inc.

By:	/s/ Domonic J. Carney
Domonic J. Carney
Chief Financial Officer

ANNEX I

In the event that Northland Securities, Inc. or any of its affiliates (collectively, “Northland”), Lake Street Capital Markets or any of its affiliates (collectively, “Lake Street” and together with Northland, the “Bookrunners”), the respective shareholders, directors, officers, agents or employees of Northland or Lake Street, or any other person controlling Northland or Lake Street (collectively, the “Indemnified Persons”) becomes involved in any capacity in any action, claim, suit, investigation or proceeding, actual or threatened, in connection with or as a result of (i) the engagement contemplated by the letter agreement to which this Annex I is attached (the “engagement”), or (ii) any untrue statement or alleged untrue statement of a material fact contained in any offering materials, including but not limited to any registration statement, prospectus and any prospectus supplement used to offer securities of Client in a transaction subject to the engagement as such materials may be amended or supplemented (and including but not limited to any documents deemed to be incorporated therein by reference) (collectively, the “Offering Materials”), or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, Client will reimburse such Indemnified Person for its reasonable legal and other expenses (including without limitation the reasonable costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing the engagement) incurred in connection therewith as such expenses are incurred; provided, however, that with respect to clause (i) above if it is finally determined by a court or arbitral tribunal in any such action, claim, suit, investigation or proceeding that any loss, claim, damage or liability of the Bookrunners or any other Indemnified Person has resulted primarily and directly from the gross negligence or willful misconduct of the Bookrunners or any other Indemnified Person, then the Bookrunners will repay such portion of reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of the Bookrunners or any other Indemnified Person which is the subject of such determination. Client will also indemnify and hold harmless each Indemnified Person from and against any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, “Losses”) related to or arising out of (i) the engagement, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Offering Materials, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except, with respect to clause (i) above, to the extent any such Losses are finally determined by a court or arbitral tribunal to have resulted primarily and directly from the willful misconduct or gross negligence of the Bookrunners or any other Indemnified Person.

If such indemnification is for any reason not available or insufficient to hold an Indemnified Person harmless (except by reason of the gross negligence or willful misconduct of the Bookrunners (as described above), Client and the Bookrunners shall contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by Client, on the one hand, and by the Bookrunners and/or any other Indemnified Person, on the other hand, with respect to the engagement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of Client on the one hand and of the Bookrunners and/or any other Indemnified Person on the other hand; provided, however, that in no event shall the amounts to be contributed by the Bookrunners exceed the fees actually received by the Bookrunners in the engagement. Relative benefits to Client, on the one hand, and the Bookrunners, and/or any other Indemnified Person, on the other hand, shall be deemed to be in the same proportion as (i) the total value actually paid or received by Client or its security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the engagement, bears to (ii) all fees actually received by the Bookrunners in the engagement.

Client also agrees that neither the Bookrunners nor any other Indemnified Person shall have any liability to Client or any person asserting claims on behalf or in right of Client in connection with or as a result of the engagement or any matter referred to in the engagement, except to the extent that any Losses incurred by Client are finally determined by a court or arbitral tribunal to have resulted primarily and directly from the willful misconduct or gross negligence of the Bookrunners or any other Indemnified Person in performing the services that are the subject of the engagement.

Client’s obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

The provisions of this Annex I shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the engagement. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

In the event Client proposes to engage in any sale, distribution or liquidation of all or substantially all of its assets, or any merger or consolidation and Client is not to be the surviving or resulting corporation or entity in such merger or consolidation, Client will give prompt prior notice thereof to the Bookrunners and will use commercially reasonable efforts to make proper provision in a manner reasonably satisfactory to the Bookrunners so that Client’s obligations hereunder are expressly assumed by the other party or parties to such transaction.